Vermont Pure Holdings, Ltd. Announces Financial Results for its Third Fiscal Quarter Ending July 31, 2007

Watertown, CT - September 17, 2007: Vermont Pure Holdings, Ltd. (AMEX: VPS) announced its financial results for the third quarter of its fiscal year 2007 and that it filed these results on Form 10-Q with the Securities and Exchange Commission on Friday, September 14, 2007.

Total sales for the third quarter of fiscal year 2007 increased 4% to $17.1 million from $16.5 million for the comparable period a year ago. The third quarter sales brought sales for the first nine months of the year to $48 million compared to $46 million for the comparable period in 2006, an increase of 4%.

Gross profit increased 1% in the third quarter of 2007 to $9.94 million, or 58% of sales, from $9.85 million, or 60% of sales, for the quarter in 2006. For the nine months ended July 31, 2007, gross profit increased 1% to $27.2 million from $26.8 million in the first nine months of 2006.

Net income decreased 54% to $577,000 in the third quarter of fiscal year 2007 compared to $1,252,000 in the third quarter of fiscal year 2006. For the first nine months, net income decreased 29% to $1,279,000 in 2007 from $1,792,000 in 2006. The decrease in net income was primarily related a favorable legal settlement ($450,000, net of tax) in the third quarter of 2006 and increased advertising costs in the third quarter of 2007.

“In the third quarter, we increased our advertising spending to strengthen our brand identification in selected markets,” said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. “This is a strategy that we plan to continue to enhance the consumer’s image of our products and service throughout our marketplace which we would expect to result in a favorable financial impact over the long term,” Baker concluded.

Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock® and the Vermont Pure® trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.’s common stock trades on the American Stock Exchange under the symbol: VPS.

VERMONT PURE HOLDINGS, LTD
Results of Operations

	(Unaudited)		(Unaudited)
	Nine Months Ended:		Three Months Ended:
	July 31,	July 31,	July 31,	July 31,
	2007	2006	2007	2006
(000's $)

Sales	$48,086	$46,375	$17,107	$16,521

Income from operations	$4,566	$4,656	$1,769	$2,082

Net Income	$1,279	$1,792	$577	$1,252

Basic net earnings per share	$0.06	$0.08	$0.03	$0.06
Diluted net earnings per share	$0.06	$0.08	$0.03	$0.06

Basic Wgt. Avg. Shares Out. (000's)	21,626	21,633	21,626	21,645
Diluted Wgt Avg. Shares Out. (000's)	21,626	21,633	21,626	21,645

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126